                                                                Exhibit 99(d)(2)

                               EXCHANGE AGREEMENT

                  THIS EXCHANGE AGREEMENT, dated as of May 9, 2003 (this "Agreement"), is by and among Judge Group Acquisition Corporation, a Pennsylvania corporation ("Purchaser") and each of the parties listed on Exhibit A hereto (each in his, her or its individual capacity, a "Shareholder," and, collectively, the "Shareholders").

                              W I T N E S S E T H:

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, Purchaser is commencing a cash tender offer (the "Offer") to purchase all of outstanding shares of common stock of The Judge Group, Inc., a Pennsylvania corporation (the "Company"), at a price of $1.05 per share, and contemplating the prompt subsequent merger of Purchaser with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, each Shareholder owns, beneficially and of record the number of Shares set forth beside such Shareholder's name on Exhibit A (all such Shares together with any additional Shares which may hereafter be acquired by such Shareholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the "Owned Shares");

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and each Shareholder hereby agree as follows:

                                   ARTICLE I

                          COVENANTS OF THE SHAREHOLDER

                  SECTION 1.1. No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement, the Shareholders shall not during the term (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Owned Shares or any interest therein, or create or permit to exist any Encumbrance (as defined in Section 4.3 hereof) on such Owned Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Owned Shares, (iv) deposit the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

                  SECTION 1.2. Waiver of Appraisal Rights. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

                  SECTION 1.3. Stop Transfer. The Shareholders shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

                  SECTION 1.4. No Tender. The Shareholders will not tender any of their Owned Shares in the Offer.

                  SECTION 1.5. Indemnity. The representations, warranties and agreements made by the Shareholder herein shall survive the closing of this Exchange as anticipated hereby. The Shareholder hereby agrees to indemnify and hold harmless the Purchaser from and against any and all loss, liability, claim, damage and expense (including, without limitation, attorney's fees and disbursements) suffered or incurred as a result of a misrepresentation or breach of any warranty or agreement made by the Shareholder in this Agreement.

                                   ARTICLE II

                               EXCHANGE OF SHARES

                  SECTION 2.1. Exchange. The equity capitalization of Purchaser (including shares reserved for issuance under Purchaser stock incentive plans) immediately following the Exchange (as defined below) shall be as set forth on Exhibit B hereto (the "Purchaser Equity Schedule"). Each Shareholder shall, effective as of the expiration of the Offer, exchange such Shareholder's Owned Shares for newly-issued shares of capital stock of Purchaser consistent with the Purchaser Equity Schedule (the "Exchange").

                  SECTION 2.2. Certain Warranties. The transfer by the Shareholders of the Owned Shares to Purchaser pursuant to this Agreement shall pass to and unconditionally vest in Purchaser good and valid title to the Owned Shares, free and clear of all Encumbrances whatsoever.

                  SECTION 2.3. Disclosure. Each Shareholder hereby authorizes Purchaser to publish and disclose in the offer documents (including all documents and schedules filed with the SEC), such Shareholder's identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

                                  ARTICLE III

                              SHAREHOLDER AGREEMENT

                  SECTION 3.1. Shareholder Agreement. The obligations of the parties to effect the Exchange shall be conditioned on the execution, delivery and effectiveness of the Shareholder Agreement attached hereto as Exhibit C by parties named therein, including the Shareholders.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  By executing this Agreement, the Shareholder makes the following representations, declarations and warranties to the Purchaser, with the intent and understanding that the Purchaser will rely thereon:

                  SECTION 4.1. Due Authorization, etc. Such Shareholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Purchaser as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by or on behalf of such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

                  SECTION 4.2. No Conflicts; Required Filings and Consents.

                           (a) Except as would not impair or delay the ability
of such Shareholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) subject to the filings referred to in Section 4.2(b), conflict with or violate any law applicable to such Shareholder or by which such Shareholder or any of such Shareholder's assets is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of an Encumbrance on any assets of such Shareholder, including, without limitation, Owned Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets is bound or affected.

                           (b) If this Agreement is executed by a corporation,
partnership, trust or other entity, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of, state law or such entity's charter or other documents or agreements.

                           (c) Except as would not impair or delay the ability
of such Shareholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Securities Exchange Act of 1934, as amended).

                  SECTION 4.3. Title to Shares. Except as disclosed to Purchaser in writing by such Shareholder, such Shareholder is the sole record and beneficial owner of the Owned Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or Encumbrance of any kind ("Encumbrances"), except for Encumbrances or proxies arising pursuant to this Agreement. As of the date hereof, the Shares listed on Exhibit A beside such Shareholder's name under the caption "Number of Shares" are the only Shares owned of record or beneficially by such Shareholder.

                  SECTION 4.4. No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder. Such Shareholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby. The Shareholder agrees and acknowledges the Exchange is made without an underwriter or placement agent who would have responsibilities to the Shareholders, including that of exercising "due diligence" in reviewing the accuracy and completeness of the Purchaser's Confidential Private Placement Memorandum dated May , 2003 (the "Memorandum"), other aspects of the Exchange and the business of the Purchaser. Accordingly, the Shareholder agrees and acknowledges Shareholder's sole responsibility for a "due diligence" investigation of the Purchaser.

                  SECTION 4.5. Investment Intent.

                           (a) The Shareholder has the requisite knowledge and
experience in business and financial matters to be capable of evaluating the merits and risks of an investment in the Company and has determined that such an investment is a suitable investment.

                           (b) The Shareholder acknowledges that the Shareholder
has been given (and the Shareholder's counsel, accountants or other advisors have been given) the opportunity within a reasonable time prior to the execution of this Agreement to ask questions of, and receive answers from, representatives of the Purchaser regarding the Purchaser and this Exchange and to inspect such documents and obtain any additional information as the Shareholder has required (or the Shareholder's counsel, accountants or other advisers have required) so as more fully to understand the nature of the investment and to verify the accuracy of the information supplied to such Shareholder. The Shareholder acknowledges that the Shareholder has received and reviewed a copy of the Memorandum, including the exhibits contained therein. The Shareholder acknowledges that, except as specifically set forth in this Agreement, no representations or warranties have been made to the Shareholder, or to the Shareholder's advisors or representatives, by the Purchaser or by others with respect to the business of the Purchaser and this Exchange.

                           (c) The Shareholder is not relying on the Purchaser
or the Memorandum for advice with respect to tax considerations, the suitability of the Shareholder's investment in the Purchaser or legal or economic considerations.

                           (d) The Shareholder, if an individual, is at least 21
years of age and is a resident of the United States. The Shareholder's domicile or principal place of business, if the Shareholder is a corporation, partnership, trust or other entity, is set forth on the Signature Page hereto.

                           (e) The Shareholder recognizes that investment in the
Purchaser involves certain risks, including without limitation those set forth in the Memorandum attached hereto and incorporated by reference, and the Shareholder has taken full cognizance of and understands all of the risks related to the exchange of shares. The Shareholder can bear the economic risks of this investment and can afford the loss of Shareholder's entire investment in the shares of the Purchaser. The Shareholder has adequate means of providing for such Shareholder's current needs and possible personal contingencies, and has no present or anticipated need for liquidity of an investment in the Purchaser. The investment of the Shareholder in the Purchaser is reasonable in relation to such Shareholder's net worth and financial needs.

                           (f) The Shareholder understands that neither the
exchange of the Shares has been passed upon, nor have the merits of this investment been endorsed or approved by, any state or federal authorities.

                           (g) The Shareholder is investing in the Shares for
the Shareholder's own account as principal for investment and not with a view toward resale or distribution. The Shareholder understands that such Shareholder must bear the economic risk of an investment in the Shares for an indefinite period. The Shareholder has been advised and is aware that: (1) there is no public market for the Shares and it is not likely that any public market will develop; and (ii) the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state or other jurisdiction and, therefore, cannot be sold except in compliance with such law. The Shareholder agrees not to sell or otherwise dispose of the Shares acquired by the Shareholder unless the Shares are subsequently registered under the Act and such state securities laws as are applicable or unless there are available exemptions from such registration that are supported by an opinion of counsel for the Shareholder, which opinion is satisfactory in form and substance to the Company. The Shareholder has no present arrangement, understanding or agreement for transferring or disposing of any or all shares of Purchaser. The Shareholder agrees that a legend to the foregoing effect may be placed upon any and all certificates representing shares of Purchaser. As a consequence of the foregoing, the Shareholder understands that he, she or it may not be able to liquidate the investment in the Purchaser's shares, even in the event of an emergency.

                           (h) Unless otherwise indicated in response to the
Shareholder Representation Letter and Questionnaire, the Shareholder is an "accredited investor" as that term is defined in Regulation D of the Act. The Shareholder has accurately and fully completed the Shareholder Representation Letter and Questionnaire, and is true and correct as of the date hereof. The Shareholder's total commitment to investments which are not readily marketable is not disproportionate to his or her net worth and will not become disproportionate as a result of his or her investment in Purchaser's shares. The Shareholder has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment, and the Shareholder is a person who is able to bear the economic risk of his or her investment in the Purchaser so that at the present time the Shareholder could afford a complete loss of his or her investment.

                           (i) The Shareholder acknowledges that he or she
understands the meaning of the representations made herein, the Shareholder further understands that the shares are being exchanged in reliance on specific exemptions from the Registration requirements of federal and state securities laws and the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of the Shareholder to acquire shares of the Purchaser.

                           (j) The Shareholder covenants that he or she will
take no action and will not cause the Purchaser to take any action which would interfere with the Purchaser's maintaining its status as an S corporation. The Shareholder further agrees to take any actions necessary to have the Purchaser treated as an S corporation for tax purposes.

                           (k) Shareholder hereby agrees to cooperate with the
Purchaser in all of its efforts to comply with any applicable federal, state or local statutes and regulations.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to the each Shareholder as follows:

                  SECTION 5.1. Due Organization, Authorization, etc. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of each of Purchaser and Purchaser, enforceable against Purchaser and Purchaser in accordance with its terms.

                  SECTION 5.2. Investment Intent. Purchaser will be acquiring the Owned Shares pursuant to the Exchange for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  SECTION 6.1. Termination. This Agreement shall terminate and be of no further force and effect: (i) upon the written mutual consent of the parties hereto; (ii) automatically and without any required action of the parties hereto upon the withdrawal of the Offer; (iii) if at least a majority of the outstanding Company shares, excluding Owned Shares of Shareholders, and Company shares owned by executive officers of the Company not listed on Exhibit A, fail to tender in the Offer; and (iv) if Purchaser fails to acquire a sufficient number of Company shares, such that, after Company shares are purchased pursuant to the Offer, Purchaser would own at least 80% of the outstanding Company common stock. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

                  SECTION 6.2. Further Assurance. From time to time, at another party's request and without additional consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  SECTION 6.3. Specific Performance. Each Shareholder acknowledges that if such Shareholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Purchaser and Purchaser for which money damages would not be an adequate remedy. In such event, each Shareholder agrees that each of Purchaser and Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Purchaser or Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Shareholder hereby waives the claim or defense that Purchaser or Purchaser, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

                  SECTION 6.4. Notice. All notices, requests, claims demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                            (a) If to Purchaser:

                                    Judge Group Acquisition Corporation
                                    c/o Martin E. Judge Jr.
                                    Two Bala Plaza, Suite 800
                                    Bala Cynwyd, PA 19004

                            (b) If to a Shareholder:

                  To the appropriate address shown on Exhibit A.

                  SECTION 6.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 6.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                  SECTION 6.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies.

                  SECTION 6.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part by any of the parties, other than by operation of law; provided, however, that Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations. Each Shareholder agrees that this Agreement and the Shareholder's obligations hereunder shall attach to the Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Owned Shares shall pass by operation of law.

                  SECTION 6.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto
(a) hereby irrevocably and unconditionally consents to submit to the personal jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) shall not object to or attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

                  SECTION 6.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  SECTION 6.11. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 6.12. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  SECTION 6.13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.


                                                   SIGNATURE PAGE FOLLOWS

                                    EXHIBIT A

                                 List of Shares

                           Name                                   Judge Shareholding                %
----------------------------------------------------------------------------------------------------------
                   Buyout Participants
Martin E. Judge, Jr. (1)                                                5,784,307                  42.97%
   c/o The Judge Group, Inc.
   Two Bala Plaza
   Suite 800
   Bala Cynwyd, PA 19004

Michael A. Dunn (2)                                                     1,849,066                  13.74%
   c/o The Judge Group, Inc.
   Two Bala Plaza
   Suite 800
   Bala Cynwyd, PA 19004

Tara M. Bozarth                                                            31,769                   0.24%
   c/o The Judge Group, Inc.
   Two Bala Plaza
   Suite 800
   Bala Cynwyd, PA 19004

Kelly L. Judge                                                             29,819                   0.22%
   261 Tarrington Court
   Delran, NJ 08075.

Martin E. Judge III                                                        29,819                   0.22%
   261 Tarrington Court
   Delran, NJ 08075.

Ann L. Judge                                                               59,838                   0.44%
   261 Tarrington Court
   Delran, NJ 08075.

John F. Judge                                                               3,890                   0.03%
   395 Saber Court
   Yorktown, NY 10598.

Dennis F. Judge, Sr.                                                       71,190                   0.53%
   146 Lakeview Drive
   Suite 100
   Gibbsboro, NJ 08026.

Ryan Andrew Bozarth                                                        26,648                   0.20%
   (Tara M. Bozarth CUST-Unit Tran. Min. Act-NJ)
   630 Chapel Road
   Cinnaminson, NJ 08077.

Megan Elizabeth Bozarth                                                    10,000                   0.07%
   (Tara M. Bozarth CUST-Unit Tran. Min. Act-NJ)
   630 Chapel Road
   Cinnaminson, NJ 08077.

Margaret E. Sulpazo                                                        53,700                   0.40%
   2 Blanchard Road
   Marlton, NJ 08053.

Katharine A. Wiercinski                                                    52,600                   0.39%
   c/o The Judge Group, Inc.
   Two Bala Plaza
   Suite 800
   Bala Cynwyd, PA 19004

Danielle M. Knecht                                                          2,900                   0.02%
   c/o The Judge Group, Inc.
   Two Bala Plaza
   Suite 800
   Bala Cynwyd, PA 19004

Susan L. Luckow                                                             2,500                   0.02%
   c/o The Judge Group, Inc.
   Two Bala Plaza
   Suite 800
   Bala Cynwyd, PA 19004

Kenneth F. Krieger                                                          2,880                   0.02%
   c/o The Judge Group, Inc.
   Two Bala Plaza
   Suite 800
   Bala Cynwyd, PA 19004

William J. Gladstone                                                       12,000                   0.09%
   c/o The Judge Group, Inc.
   Two Bala Plaza
   Suite 800
   Bala Cynwyd, PA 19004

Elizabeth A. Judge                                                         11,500                   0.09%
   7 Kings Croft Lane
   Voorhees, NJ 08043.

Dennis F. Judge, Jr.                                                       41,702                   0.31%
   c/o The Judge Group, Inc.
   Two Bala Plaza
   Suite 800
   Bala Cynwyd, PA 19004

Amy Feldman                                                                   600                   0.00%
   c/o The Judge Group, Inc.
   Two Bala Plaza
   Suite 800
   Bala Cynwyd, PA 19004

Arthur J. Kania                                                           180,900                   1.34%
   1030 Mt. Pleasant Road
    Bryn Mawr, PA 19010


James D. Kania TTEE U/A/D 12/31/89 by Arthur J. Kania FBO                  26,300                   0.20%
   Alyssa M. Roland
   28 Harrison Drive
   Newtown Square, PA 19073

Karen K. Roland TTEE U/A DTD 12/31/89 by Arthur J. Kania                   26,300                   0.20%
   FBO James D. Kania, Jr.
   28 Harrison Drive
   Newtown Square, PA 19073

Linda Kania TTEE U/A DTD 12/15/95 by Arthur J. Kania FBO                   25,336                   0.17%
   Jenna Nicole Roland
   28 Harrison Drive
   Newtown Square, PA 19073

Sandra Kania McCabe TTEE U/A Dated 2/15/96 by Arthur J.                    25,336                   0.17%
   Kania FBO Katherine E. Kania
   28 Harrison Drive
   Newtown Square, PA 19073

Karen K. Roland TTEE U/A DTD 6/1/91 by Arthur J. Kania                     26,300                   0.20%
   FBO Arthur J. Kania III
   28 Harrison Drive
   Newtown Square, PA 19073

Patrick Mulligan                                                           37,625                   0.28%
   5267 S.W. Anhinga Avenue
   Palm City, FL 34990
                                                                        8,424,825                  62.58%


(1) Includes: 710,840 shares held by Takema Ltd., L.P. a Delaware limited partnership of which Martin E. Judge, Jr. is general partner and has sole dispositive and voting power.
(2) Includes 376,248 shares held by the Michael Dunn Descendants' Trust of which Michael A. Dunn has sole dispositive power.

                                    EXHIBIT B

                            Purchaser Equity Schedule


                             Name                                         Purchaser Shareholdings    % of Purchaser
-------------------------------------------------------------------------------------------------------------------
Buyout Participants
Martin E. Judge, Jr. (1)                                                           5,784,307                68.66%
Michael A. Dunn (2)                                                                1,849,066                21.95%
Tara M. Bozarth                                                                       31,769                 0.38%
Kelly L. Judge                                                                        29,819                 0.35%
Martin E. Judge III                                                                   29,819                 0.35%
Ann L. Judge                                                                          59,838                 0.71%
John F. Judge                                                                          3,890                 0.05%
Dennis F. Judge, Sr.                                                                  71,190                 0.85%
Ryan Andrew Bozarth
(Tara M. Bozarth CUST-Unit Tran. Min. Act-NJ)                                         26,648                 0.32%
Megan Elizabeth Bozarth
(Tara M. Bozarth CUST-Unit Tran. Min. Act-NJ)                                         10,000                 0.12%
Margaret E. Sulpazo                                                                   53,700                 0.64%
Katharine A. Wiercinski                                                               52,600                 0.62%
Danielle M. Knecht                                                                     2,900                 0.03%
Susan Luckow                                                                           2,500                 0.03%
Ken Krieger                                                                            2,880                 0.03%
William J. Gladstone                                                                  12,000                 0.14%
Elizabeth A. Judge                                                                    11,500                 0.14%
Dennis F. Judge, Jr.                                                                  41,702                 0.49%
Amy Feldman                                                                              600                 0.01%
Arthur J. Kania                                                                      180,900                 2.15%
James D. Kania TTEE U/A/D 12/31/89 by Arthur J. Kania FBO
Alyssa M. Roland                                                                      26,300                 0.31%
Karen K. Roland TTEE U/A DTD 12/31/89 by Arthur J. Kania FBO
James D. Kania                                                                        26,300                 0.31%
Linda Kania TTEE U/A DTD 12/15/95 by Arthur J. Kania FBO
Jenna Nicole Roland                                                                   25,336                 0.28%
Sandra Kania McCabe TTEE U/A Dated 2/15/96 by Arthur J. Kania
FBO Katherine E. Kania                                                                25,336                 0.28%
Karen K. Roland TTEE U/A DTD 6/1/91 by Arthur J. Kania FBO
Arthur J. Kania III                                                                   26,300                 0.31%
Patrick Mulligan                                                                      37,625                 0.45%
                                                                                   =========               ======
Grand Total                                                                        8,424,825               100.00%


(1) Includes: 710,840 shares held by Takema Ltd., L.P. a Delaware limited partnership of which Martin E. Judge, Jr. is general partner and has sole dispositive and voting power.
(2) Includes 376,248 shares held by the Michael Dunn Descendants' Trust of which Michael A. Dunn has sole dispositive power.

                                    EXHIBIT C

                              Shareholder Agreement